Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Oct. 25, 2011	News Media
	Ruben Rodriguez	202-624-6091

Financial Community
	Douglas Bonawitz	202-624-6129

Skyline Innovations
	Sandra Lee	202-719-5297 x709

WGL Holdings, Inc. and Skyline Innovations Team to Develop $30 Million of Commercial-Scale Solar Water Heating Projects

The arrangement will provide guaranteed energy savings to businesses and multifamily buildings representing the largest investment in solar water heating project finance in the U.S.

WASHINGTON – OCTOBER 25, 2011 – Today, WGL Holdings, Inc. announced its agreement to provide $30,000,000 of project capital to Skyline Innovations for the financing and deployment of commercial-scale solar water heating systems in key markets nationwide.

Skyline Innovations, based in Washington, DC, finances, installs and maintains solar water heating systems. Customers have no upfront costs and receive guaranteed energy savings by keeping a fixed percentage of utility bill savings. The remainder of the savings is shared with Skyline. The Skyline “guaranteed energy savings” model enables customers to achieve both utility bill savings and environmental benefit without the burden of financial risk, eliminating a critical barrier to the adoption of solar water heating systems.

“After evaluating the solar heating and cooling sector, Skyline emerged as a leader with its innovative business model and technology platform,” explains Terry McCallister, Chairman and CEO of WGL Holdings, Inc. “Our investment in projects developed by Skyline Innovations aligns with our strategic position and vision of supporting clean and efficient energy solutions in high growth segments of the solar industry.”

Solar water heating technology – part of the solar heating and cooling sector – reduces the need to run a building’s existing water heating system and decreases its energy consumption. Ideal locations for the Skyline solar water heating program are buildings that use large quantities of hot water, such as lodging, dormitories, multifamily housing, hospitals and laundries.

Driving Skyline’s ability to guarantee savings and deploy projects at no cost to customers is a technology platform that optimizes project design, system performance and business operations. “Our operational model and patent – pending software enable us to achieve returns for project investors,” explains Zach Axelrod, Founder and CEO of Skyline Innovations. “Our partnership with WGL Holdings will broaden our reach and increase availability of our energy solution to the U.S. market.”

Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on its website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas Light Company.

Skyline Innovations deploys commercial-scale solar water heating systems, including turnkey financing, installation and maintenance, to help businesses and multifamily buildings realize immediate and guaranteed cost savings. Partnering with Skyline means customers need never make a capital investment; rather they share a percentage of their savings with Skyline. The company was founded in 2009 and is headquartered in Washington, DC. For more information, visit www.skylineinnovations.com.

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WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, DC 20080 • www.wglholdings.com